EX-10.2

MASTER LEASE

DATE:	August 20, 2007

GRANTED BY:	Field Real Estate (Holdings) Limited

TO:	RAM Reinsurance Company Limited

DEMISED PREMISES:	4,590 square feet of office space consisting of two floors, Third Floor and Penthouse, RamRe House, 46 Reid Street, City of Hamilton, Bermuda

TERM:	Two (2) years from January 1st , 2008, ending December 31st , 2010 with an extension of two (2) years

RENT:	Twenty Three thousand and Forty Five Bermuda Dollars and Sixty Three Cents (BD$23,045.63) per month

Plus a monthly maintenance service charge being Five Thousand, Five Hundred and Forty Six Bermuda Dollars and Twenty Five Cents (BD$5,546.25) per month

Total rent payable monthly in advance on the first day of each month being Twenty Eight Thousand, Five Hundred and Ninety One Bermuda Dollars and Eighty Eight Cents (BD$28,591.88)

Table of Contents
1.	Definitions

2.	Interpretation

3.	Demise

4.	Rent and Maintenance Expenses

5.	Tenant’s Covenants

	5.1	Basic Rent

	5.2	Outgoings

	5.3	Taxes

	5.4	Decorate

	5.5	Fit Out

	5.6	Repairs

	5.7	Insurance

	5.8	Not to Alter

	5.9	Inspection

	5.10	Service Charge

	5.11	User

	5.12	Advertisements

	5.13	Dealings with the Premises

	5.14	Entry for Repair Replacement or Examination

	5.15	Compliance with Statutes

	5.16	Easements and Encroachments

	5.17	Indemnification

	5.18	Conform to Management Regulations

	5.19	Surrender of Premises

	5.20	Costs

6.	Landlord’s Covenants

	6.1	Quiet Enjoyment

	6.2	Insurance

	6.3	Reinstatement

	6.4	Suspension of Rent and Early Termination

	6.5	Indemnity

	6.6	Maintenance and Other Obligations

	6.7	Assignment

	6.8	Security Cards

	6.9	Right of First Refusal

7.	Default by the Tenant

8.	Option to Renew

9.	Notices Consents Etc

10.	No Warranty

11.	No Liability

12.	Services

13.	Security Deposit

14.	Holdover

15.	Waiver of Subrogation

16.	Broker

17.	Governing Law

18.	Mediation and Arbitration

SCHEDULES

First Schedule:	The Tenant’s Easement Rights and Privileges

Second Schedule:	Exceptions and Reservations

Third Schedule:	The Landlord’s Maintenance and Other Obligations in respect of RamRe House

Fourth Schedule:	Restrictions on the Tenant

THIS LEASE is dated the 1st day of January, 2008 and is made in duplicate BETWEEN

(1)	FIELD REAL ESTATE (HOLDINGS) LIMITED a body corporate under an Act of the Legislature of the Islands of Bermuda (“the Landlord”) and

(2)	RAM Reinsurance Company Limited a Company incorporated under the laws of the Islands of Bermuda (“the Tenant”).

1.	DEFINITIONS

1.1	“Affiliated Company” shall mean a company which either wholly owns or controls the Tenant is wholly owned or controlled by the Tenant is under common ownership or control with the Tenant or is a body into which the Tenant or any of the foregoing parties is merged or consolidated.

1.2	“Basic Rent” shall mean the yearly rent for the Demised Premises of Two Hundred and Seventy Six Thousand, Five Hundred and Forty Seven Bermuda Dollars and Fifty Six Cents (BD$276,547.56) being equivalent to Sixty Bermuda Dollars and Twenty Five cents (BD$60.25) per square foot of office space.

1.3	“Business Day” shall mean any day from Monday to Friday (inclusive) that is not a public holiday on which banks in Hamilton, Bermuda, are authorised or required to be closed.

1.4	"Decorate" shall mean to paint, wallpaper, carpet or otherwise treat (as the case may be) all surfaces usually or requiring to be so treated having first prepared such surfaces as may be necessary and to wash down all washable surfaces and to restore paint and make good the brickwork and stonework where necessary. ALL decoration shall be carried out with good quality materials and where painting is involved two coats shall be applied.

1.5	“Dilapidations” shall mean the defects in and wants of repair and/or Decoration of the Demised Premises.

1.6	“Insured Risks” means fire, storm, tempest, lightning, explosion, riot, civil commotion, malicious damage, impact, flood, bursting or overflowing of water tanks burst pipes discharge from sprinklers, aircraft and other aerial devices or articles dropped from them (other than war risks) earthquake, landslide heave subsidence and such other risks as the Landlord or any Superior Landlord may from time to time require to be covered.

1.7	“Interest Rate” shall mean the prevailing The Bank of N. T. Butterfield & Son Ltd. ’s Bermuda Dollar Base Rate plus four percent (4%).

1.8	“Lease Commencement Date” shall mean 1st January 2008.

1.9	“Maintenance Expenses” shall mean the yearly sum of Sixty Six Thousand and Five Hundred and Fifty Five Bermuda Dollars BD $66,555.00 being equivalent to Fourteen Bermuda Dollars and Fifty cents BD $14.50 per square foot of office space which sum represents the proportion of the sums expended by the Landlord in respect of the matters set out in the Third Schedule hereto attributable to the Demised Premises.

1.10	“Rent Commencement Date” shall mean 1st January, 2008.

1.11	“Term” shall mean two (2) years from the Lease Commencement date being the 1st day of January, 2008 (that is to say until the 31st day of December, 2010).

1.12	“Termination” shall mean the expiration of the Term howsoever that occurs.

1.13	"Third Floor and Penthouse, RamRe House" shall mean that building comprising office and other premises of which the Demised Premises (more particularly defined in Clause 3 herein) forms part and which is situate at 46 Reid Street in the City of Hamilton in the said Islands.

2.	INTERPRETATION

In this Lease unless the context otherwise requires:

2.1	words importing any gender include every gender;

2.2	words importing the singular number only include the plural number and vice versa;

2.3	words importing persons include firms, companies and corporations and vice versa;

2.4	references to numbered clauses, paragraphs and schedules are references to the relevant clauses, paragraphs in or schedules to this Lease;

2.5	reference in any schedule to numbered paragraphs are references to the numbered paragraphs of that schedule;

2.6	where two or more persons undertake any obligation jointly they shall be jointly and severally liable in respect of that obligation;

2.7	any obligation on any party not to do or omit to do anything shall include an obligation not to allow that thing to be done or omitted to be done by any subtenant of that party or by any employee servant agent invitee or licensee of that party or its subtenant;

2.8	the Landlord and the Tenant shall include their successors and assigns and the person or persons for the time being deriving title from or under the Landlord and the Tenant respectively;

2.9	where the Landlord or the Tenant covenant to do something they shall be deemed to fulfil that obligation if they procure that it is done;

2.10	the headings to the clauses schedules and paragraphs shall not affect the interpretation;

2.11	in every case where the Landlord seeks legal advice, the costs of which may be payable by the Tenant, the decision to seek such advice should be reasonable and necessary, and the attorney’s fees should be reasonable and revisable by the Bar Council;

2.12	where the Premises are unfit for use and occupation, not resulting from the act or omission of the Tenant, the Basic Rent shall cease and in the event of dispute over whether Premises are unfit for use and occupation, the issue shall be referred to arbitration (or mediation) and;

2.13	any costs of the Landlord which may be payable by the Tenant under this Lease are to be reasonable and any provision of this Lease which attempts to obviate the Landlord’s duty to mitigate its loss or avoid the jurisdiction of the Courts of Bermuda are void.

3.	DEMISE AND PREMISES

In consideration of the rent hereinafter reserved and the covenants and conditions on the part of the Tenant hereinafter contained the Landlord HEREBY DEMISES to the Tenant ALL those premises designated being the third floor and penthouse,

RamRe House comprising an area of Four Thousand, Five Hundred and Ninety square feet (4,590sq. ft.) TOGETHER WITH the easements rights and privileges mentioned in the First Schedule hereto but accepted and reserved as mentioned in the Second Schedule hereto to hold the Demised Premises unto the Tenant for the Term yielding and paying to the Landlord the Rent.

4.	RENT

4.1	The Tenant shall pay to the Landlord a rent for the Demised Premises of Two Hundred and Seventy Six Thousand, Five Hundred and Forty Seven Bermuda Dollars and Fifty Six Cents per annum (BD$276,547.56) (hereinafter called “the Basic Rent”) being Sixty Bermuda Dollars and Twenty Five Cents (BD$60.25) per square foot and the total area of the Demised Premises being Four Thousand, Five Hundred and Ninety (4,590) square feet and the Basic Rent shall be payable by equal monthly installments in the amount of Twenty Three Thousand and Forty Five Bermuda Dollars and Sixty Three Cents (BD$23,045.63). The first payment is due January 1st, 2008, and all subsequent installments are payable in advance on the first day of each calendar month by way of Standing Order to account No 20 006 060 140636 at The Bank of N.T. Butterfield & Son Limited.

4.2	The Tenant shall pay to the Landlord interest as provided in sub-clause 5.1.2 hereof.

5.	TENANT’S COVENANTS

The Tenant hereby covenants with the Landlord as follows:

	5.1	BASIC RENT

	5.1.1	To pay the Basic Rent at the times and in the manner herein before appointed for payment thereof as to which time shall be of the essence without any deduction setoff or counterclaim whatsoever.

5.1.2	Without prejudice to any other rights, remedy or power herein contained if any Basic Rent or other sums payable by the Tenant to the Landlord hereunder shall remain unpaid for ten (10) Business Days following the due date (whether or not demanded except where a demand is required by this Lease) the Tenant shall pay to the Landlord on demand interest upon such sum at the Interest Rate calculated from the due date to the actual date of payment.

5.1.3	In the event the Tenant fails to make any Basic Rent payment due hereunder within ten (10) Business Days after such payment is due the Landlord shall notify the Tenant of such and should such non-payment continue for a period of ten (10) Business Days after the notice date the Tenant shall pay to the Landlord a late charge in an amount equal to Five Hundred Bermuda Dollars (BD$500) together with the late Basic Rent payment and interest where applicable.

5.2	OUTGOINGS

To pay and indemnify the Landlord against all telecommunication charges and any other outgoings whatsoever payable in respect of or attributable to the Demised Premises but save and except for any taxes that may be imposed or charged upon the income of the Landlord.

5.3	TAXES

To pay for and indemnify the Landlord against all taxes and charges which during the Term or any extension thereof are charged or imposed solely in respect of this Lease or in respect of the Demised Premises including Land Tax and the occupier’s portion of the Corporation of Hamilton Tax and any other taxes payable under the Land Valuation and Tax Act 1967 or any Act for the time being amending or replacing the same. Without prejudice to the generality of the foregoing it is agreed that the Tenant's portion of the Corporation of Hamilton tax and taxes payable under the Land Valuation and Tax Act 1967 or any Act for the time being amending or replacing the same will be billed directly to the Tenant and is for the Tenant's own account.

5.4	DECORATE

5.4.1	During the last three (3) months of the Term (howsoever determined) to Decorate the Demised Premises as required and deemed necessary by the Landlord

5.4.2	Before starting the Decoration the Tenant shall obtain the Landlord’s consent to the colour scheme and the type of Decoration.

5.5	FIT OUT

At the commencement of the Term to treat the walls and/or provide any partitioning supply and install light fittings and generally fit out the Demised Premises as previously approved by the Landlord's Agent PROVIDED always that the Tenant acknowledges that the Landlord has designed the Demised Premises to allow for the use of four (4) watts per square foot for lighting purposes and twenty (20) watts per square foot for ancillary electrical purposes and if the Tenant whether knowingly or not exceeds these standards the Landlord shall in no way be held responsible or accountable to the Tenant for any malfunctioning of the air conditioning installation within the Demised Premises that arises as a result of the Tenant exceeding the aforementioned standards.

5.6	REPAIRS

Except as may otherwise be required of the Landlord as provided in the Third Schedule or elsewhere in this Lease to keep the Demised Premises in good and substantial repair and condition during the Term or any extension thereof provided always that the Landlord shall repair and replace from time to time any of the Landlord’s fixtures and fittings that may be or become damaged or beyond repair through fair wear and tear.

5.7	INSURANCE

5.7.1	The Tenant shall procure and throughout the Term maintain with responsible companies licensed in Bermuda to sell insurance a policy of commercial general liability and property damage insurance naming the Landlord as an additional loss payee covering all costs expenses and/or liability arising out of any and all claims accidents injuries and damages caused to any person or to the property of any person arising from or related to the conduct and operation of the Tenant’s business in the Demised Premises in a form and in amounts of a commercially reasonable standard for a business of its type. The certificates for such insurance shall contain the waiver of subrogation provided for in Clause 15 below. The Tenant shall maintain insurance to cover the loss of its fixtures equipment and personal property and business interruption insurance.

5.7.2	The Tenant shall not do or fail to do anything which shall or may cause any insurance policy of the Landlord relating to RamRe House and/or the Demised Premises to be void or voidable or increase the premiums payable under them. However the foregoing shall not prohibit the Tenant from occupying and using the Demised Premises as office premises in connection with the Tenant’s business.

5.7.3	If the insurance money under any of the insurance policies effected by the Landlord is wholly or partly irrecoverable by reason of any act or neglect or default of the Tenant or any subtenant or any employee servant agent licensee or invitee of any of them then the Tenant will pay to the Landlord the irrecoverable amount or the amount of such shortfall as the case may be together with interest at the Interest Rate on the relevant sum from the date on which that sum is due to the date of payment.

5.8	NOT TO ALTER THE DEMISED PREMISE

5.8.1	Not to cut, maim, alter or injure or permit to be cut maimed altered or injure any of the walls, timbers, floors or any other part of the Demised Premises nor without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed) make any alteration addition or improvement of any kind in or to the Demised Premises unless:

	5.8.1.1	the Tenant has submitted to the Landlord detailed plans and specifications showing the proposed works; and

	5.8.1.2	the Tenant has given to the Landlord such covenants relating to the carrying out of the works as the Landlord may require; and

	5.8.1.3	the works are carried out by contractors approved by the Landlord prior to the commencement of said alterations or improvements.

If the Landlord does consent in writing to any alterations, additions or improvements the Tenant will make good to the satisfaction of the Landlord any damage occasioned thereby and will remove and make good at its own expense any alteration, addition or improvement not so authorized by the Landlord.

5.9	INSPECTION

5.9.1	To permit the Landlord with or without workmen or others at reasonable times and upon reasonable notice (or at any time in an emergency) to enter in and upon the Demised Premises to view the state of repair and condition thereof including

Landlord owned furniture and upon the Landlord serving upon the Tenant a written notice specifying any defects or any want of repair then and there found and for which the Tenant is responsible the Tenant shall as soon as reasonably practical proceed to forthwith proceed to execute such repairs in a proper and workmanlike manner to the reasonable satisfaction of the Landlord. If the Tenant shall not within the period of thirty (30) days after receipt of such notice or sooner if required in case of an emergency proceed to repair and make good the same according to such notice and the covenants in that behalf hereinbefore contained then the provisions of Clause 5.9.2 apply.

5.9.2	If the Tenant fails to comply with Sub-clause 5.9.1 of this Clause the Landlord may enter the Demised Premises (with or without workmen) and execute such repairs; all actual costs reasonably incurred by the Landlord in so doing shall be a debt due from the Tenant to the Landlord that the Tenant shall pay with the next monthly installment of Basic Rent with interest thereon at the Interest Rate from the date of completion of the works until the date of payment.

5.10	MAINTENANCE SERVICE CHARGE

5.10.1	To pay to the Landlord without deduction and by way of additional rent Maintenance Services Charges at the rate of Fourteen Bermuda Dollars and Fifty Cents (BD$14.50) per square foot for the Term all such charges payable in equal monthly installments in advance in the amount of Five Thousand, Five Hundred and Forty Six Bermuda Dollars and Twenty Five Cents (BD$5,546.25) ALL instalments to be paid on the days and by means provided hereunder for the payment of Basic Rent (as to which time shall be of the essence).

5.11	USER

5.11.1	Not at any time during the Term or any extension thereof to use or occupy or permit to be used or occupied the Demised Premises for any purpose other than as a office space and in particular not to use or permit the user of the Demised Premises or any part thereof for residential purposes at any time nor to sleep or to permit anyone to sleep in the Demised Premises.

5.11.2	Not to do or permit or suffer to be done on the Demised Premises any thing which may be a nuisance to the Landlord or its Tenants or any neighboring owner or occupier and this shall be deemed to include the remainder of RamRe House.

5.11.3	Not to use or permit to be used the Demised Premises or any part thereof for any noxious, offensive, noisy or dangerous trade or business or use or permit to be used the same for any vexatious, illegal or immoral purpose or permit any illegal drug or drugs to be taken into the Demised Premises or any part thereof nor use or permit to be used the Demised Premises as a betting shop, club, place of public entertainment or amusement arcade nor for any purpose at any time prohibited by Government Municipal or other competent authority nor permit or suffer to be held upon the Demised Premises or any part thereof any sale by auction.

5.11.4	Not to exhibit or permit to be exhibited goods or chattels for sale or display or any other purpose or place packages or rubbish on the corridors, staircases and landings of (or providing ingress to or egress from) RamRe House or on any of the pavements adjoining or adjacent to RamRe House nor allow the same to be obstructed in any way whatsoever or used for packing or unpacking goods and not to write or permit writing or posting of bills or notices thereon save only that rubbish for collection may be placed on a portion of the pavement adjoining RamRe House as agreed by the Landlord from time to time

5.11.5	Not to keep or permit or suffer to be kept on the Demised Premises any petroleum products or materials of a dangerous or explosive nature or the keeping of which may contravene any Statute or Local Regulation or Bye-Law or constitute a nuisance or danger to the owners or occupiers of any adjoining or neighboring property and not without the authority of the Landlord such authority not to be unreasonably withheld or delayed to use or permit to be used on the Demised Premises any machine other than normal office and point-of-sale machines.

5.11.6	Not to place any excessive weight or strain on the floors of the Demised Premises of One Hundred and Forty (140) lbs. per sq. ft. total load Seventy (70 lbs. per sq. ft. live load) and to repair or pay the cost of repairing any damage which may be caused by any breach of this covenant or any other damage caused by the Tenant or the servants or agents of the Tenant to any adjoining or neighboring premises including the remainder of RamRe House.

5.12	ADVERTISEMENTS

Not to affix or set upon the Demised Premises or any part thereof or permit to be set up or affixed thereon any bills, advertisements, signs, signboards, fascia, advertisements, placards, announcements or sky-signs of any description without the prior written consent of the Landlord PROVIDED ALWAYS that the Tenant shall with the prior written approval of the Landlord have the right to exhibit their typical trading name and/or logo and an indication of the type of business of the Tenant (and its affiliated and related companies) in a form and size in accordance with the Advertisements Regulation Act 1911 or its successor reasonably approved by the Landlord on or at the entrance to the Demised Premises and on the notice boards in RamRe House to be arranged by the Landlord.

5.13	DEALINGS WITH THE DEMISED PREMISES

5.13.1	The Tenant shall not assign, sublet, mortgage part with or share possession or occupation of any part only of Demised Premises.

5.13.2	The Tenant shall not assign, sublet, mortgage, charge part with or share possession or occupation of the Demised Premises without the prior written consent of the Landlord which consent shall not be unreasonably withheld provided that in the case of an assignment of the lease the prospective assignee shall covenant in writing with the Landlord that from the date of the assignment of the Demised Premises to it for the remainder of the Term it will pay the Basic Rent and observe and perform all of the Tenant’s covenants and obligations in this Lease and if the Landlord requires a guarantor or guarantors acceptable to the Landlord such guarantor or guarantors shall guarantee in writing to the Landlord the due performance of a prospective assignee’s obligations in such terms as the Landlord may reasonably require.

5.13.3	The Landlord shall not permit an assignment of the whole of the Demised Premises unless:

	5.13.3.1	the Tenant has obtained the prior written consent of the Landlord to such proposed assignment such consent not to be unreasonably withheld or delayed;

	5.13.3.2	the prospective assignee has covenanted with the Landlord that from the date of the assignment of the Demised Premises to it for the remainder of the Term it will pay the Basic Rent and observe and perform all the Tenant’s covenants and obligations in this Lease, after which the Landlord shall release the Tenant from covenants and obligations under this Lease; and

	5.13.3.3	if the Landlord requires a guarantor or guarantors acceptable to the Landlord has guaranteed to the Landlord the due performance of the prospective assignee’s obligations in such terms as the Landlord may reasonably require;

5.13.4	In the case of any permitted subletting (whether of whole or of part) the Tenant shall enforce against any subtenant the provisions of any sublease and shall not waive them.

5.13.5	In the case of any permitted subletting (whether of whole or part) the Tenant shall not without consent (which shall not be unreasonably withheld):

	5.13.5.1	vary the terms of any sublease; or

	5.13.5.2	accept a surrender of all or part of the sublet premises; or

	5.13.5.3	agree any review of the rent under any sublease.

5.13.6	The Tenant shall not require or permit any Basic Rent reserved by any sublease (whether of whole or part) to be commuted or to be paid more than one month in advance or to be reduced.

5.13.7	Any consent granted under this clause 5.13 shall (unless it expressly states otherwise) only be valid if the dealing to which it relates is completed within two months after the date of the consent.

5.13.8	Within fourteen (14) days after any dealing with or transmission or devolution of the Demised Premises or any interest in it (whether or not specifically referred to in this clause 5.13) the Tenant shall give to the Landlord's attorneys at that time notice in duplicate specifying the basic particulars of the matter in question and at the same time supply a certified copy of any instrument making or evidencing it and pay those attorneys a registration fee of Five Hundred Bermuda Dollars (BD$500.00) or such higher sum as shall be reasonable at the time.

5.14	ENTRY FOR REPAIR REPLACEMENT OR EXAMINATION

To permit the Landlord at all reasonable times of the day upon giving at least twenty-four (24) hours prior notice (which need not be in writing) or at any time in an emergency upon giving reasonable previous notice to enter in and upon the Demised Premises for the purpose of or in connection with:

5.14.1	Exercising the rights reserved by the Second Schedule to this Lease;

5.14.2	Inspecting or viewing the Demised Premises for any purpose in connection with the provisions of this Lease;

5.14.3	Making surveys or drawings of the Demised Premises;

5.14.4	During the last six (6) months of the Term erecting a notice board stating that the Demised Premises are to be let or for sale (which the Tenant shall not remove interfere with or obscure);

5.14.5	The maintenance, repair, examination, development or alteration of any neighbouring premises or anything serving the same and running through the Demised Premises;

5.14.6	Complying with any requirements of any competent authority the Landlord acting in a reasonable manner causing minimal disruption to the Tenant and making good any damage caused to the Demised Premises including restoration of the Demised Premises to the fit and finish existing prior to such repair with good quality materials and at all reasonable times by appointment to show all intending Tenants or purchasers over the Demised Premises.

5.15	COMPLIANCE WITH STATUTES

5.15.1	To comply at all times and in all respects during the Term or any extension thereof with all Acts Regulations Bye-Laws and Orders whether made by Government Municipal or other competent body or authority and to comply with conditions imposed thereby insofar as the same relate to or affect the Tenant’s use of the Demised Premises and to do all such works as may be directed to be done in respect of the Tenant’s use of the Demised Premises provided that nothing herein will require the Tenant to undertake works or expand moneys in the making of any alterations or additions to the building in which the Demised Premises are suitable or to the fixtures and fittings or to the layout thereof.

5.15.2	Where the Tenant receives from an Authority any formal notice relating to the Demised Premises or RamRe House (whether or not the notice is of a legal obligation) it shall as soon as reasonably possible send a copy to the Landlord and if requested by the Landlord shall make or join in making such objections representations or appeals in respect of it as the Landlord may reasonably require, but at the Landlords cost (except those that are to the detriment of either party).

5.15.3	As often as is necessary to obtain at the Tenant's expense (subject to the Landlord's prior written consent which shall not be unreasonably withheld) all licenses, permissions and consents in respect of the Tenant’s use of the Demised Premises and to notify the Landlord promptly of any refusals in respect thereof and to pay satisfy and keep the Landlord fully indemnified against all actions, proceedings, disputes, damages, penalties, costs, charges, claims, and demands whatsoever which may be brought or alleged or become payable in respect of the carrying out or maintenance by the Tenant of any operations on or use of the Demised Premises except if the same is occasioned by the Landlord’s negligence or misconduct.

5.16	EASEMENTS AND ENCROACHMENTS

Not to obstruct permanently any window or light belonging to the Demised Premises and to give notice to the Landlord if the Tenant becomes aware of any encroachment or easement affecting the Demised Premises that shall be made or attempted and at the Landlord's request and cost to adopt such means as may be reasonably required to prevent or defeat the same.

5.17	INDEMNIFICATION OF LANDLORD

To be responsible for and to indemnify the Landlord against the cost of all damage or expense occasioned to the Demised Premises or the Landlord or any other part of RamRe House or any adjacent or neighboring premises and against all actions, costs, claims, demands, and liability whatsoever in respect of injury or damage to person or property due to or arising from the act neglect or default of the Tenant or any servants, agents, licensees or invitees of the Tenant (including any breach of this Lease). Without prejudice to the generality of the foregoing this indemnity shall include legal fees and disbursements on a full indemnity solicitor-and-own-client basis together with the time and costs of in-house legal counsel and the fees and expenses of other professionals as may be reasonably require; clause 5.17 does not make the Tenant liable for costs of any person where the Tenant has exercised its reasonable duty of care; any costs of the Landlord which may be payable by the Tenant under this Lease are to be reasonable and any provision of this Lease which attempts to obviate the Landlord’s duty to mitigate its loss or avoid the jurisdiction of the Courts of Bermuda are void.

5.18	CONFORM TO MANAGEMENT RELATIONS

To comply with the restrictions contained or referred to in the Fourth Schedule hereto and also to comply with the reasonable regulations from time to time laid down by the Landlord as to the method of bringing or fixing telephone or electric light or power (including the uninterrupted power supply) and other pipes wires or conduits into the Demised Premises and to carry out the work in connection therewith to the satisfaction of the Landlord and to make good to the reasonable satisfaction of the Landlord any damage that may be caused by such work to the fabric of RamRe House.

5.19	SURRENDER OF PREMISES

5.19.1	On Termination the Tenant shall yield up the Demised Premises to the Landlord with vacant possession in a state of repair, condition, and decoration that is consistent with the proper performance of the Tenant’s covenants in this Lease.

5.19.2	No sooner than four (4) months prior to the expiration or sooner Termination of this Lease the Landlord shall advise the Tenant which of the alterations, additions, and improvements made to the demised Premises during the Term the Landlord desires to retain in the Demised Premises.

5.19.3	Immediately before Termination if and to the extent required by the Landlord pursuant to Clause 5.19.2 herein the Tenant shall remove or reinstate the alterations, additions or improvements made to the Demised Premises at any time during the Term and where this involves the disconnection of plant or conduits the Tenant shall ensure that the disconnection is carried out properly and safely and that the plant and conduits are suitably sealed off or capped and left in a safe condition so as not to interfere with the continued functioning of the plant or use of the conduits elsewhere in RamRe House.

5.19.4	The Tenant shall make good any damage caused in complying with Sub-clauses 5.19.1 5.19.2 and 5.19.3 hereof and shall carry out all relevant works including the making good of damage to the reasonable satisfaction of the Landlord.

5.19.5	If upon Termination the Demised Premises are not left in the state required by this Sub-clause 5.19 the Landlord shall have the right to cure such breach of covenant.

5.19.6	If after five (5) Business Days of Termination the Tenant leaves any fixtures, fittings or other items in the Demised Premises the Landlord may treat them as having been abandoned and may remove, destroy or dispose of them as the Landlord wishes. The Landlord shall have the right to offset the reasonable cost the Tenant shall pay the balance due to the Landlord upon demand.

5.20	COSTS

The Tenant shall pay to the Landlord on demand on a full indemnity basis, all expenses, losses, and liabilities incurred by the Landlord as a result of or in connection with; in every case where the Landlord seeks legal advice, the costs of which may be payable by the Tenant, the decision to seek such advice should be reasonable and necessary, and the attorney’s fees should be reasonable and revisable by the Bar Council; any costs of the Landlord which may be payable by the Tenant under this Lease are to be reasonable and any provision of this Lease which attempts to obviate the Landlord’s duty to mitigate its loss or avoid the jurisdiction of the Courts of Bermuda are void.

5.20.1	Any breach by the Tenant of any of its covenants or obligations in this Lease and/or the enforcement or attempted enforcement of those covenants and obligations by the Landlord;

5.20.2	any application for consent under this Lease whether or not that consent is refused or the application is withdrawn including legal costs incurred in reviewing any proposed assignment or sublease of the Demised Premises;

5.20.3	the preparation and service of any notice pursuant to Sub-clause 5.9 of this Lease or any schedule or list of Dilapidations served during the Term or within three (3) months after the expiration of sooner Termination of the Term.

6.	LANDLORD'S COVENANTS

The Landlord hereby covenants with the Tenant as follows:

6.1	QUIET ENJOYMENT

That the Tenant paying the Basic Rent and other payments herein before reserved and performing and observing the covenants on its part and conditions hereinbefore contained shall peacefully and quietly hold and enjoy the Demised Premises during the Term and any extension thereof without any interruption by the Landlord or any person lawfully claiming under or in trust for it.

6.2	INSURANCE

6.2.1	The Landlord shall effect and maintain the following insurances in respect of RamRe House:

	6.2.1.1	insurance against damage or destruction by the Insured Risks in a sum equal to the Landlords’ estimate from time to time of the full reinstatement cost of RamRe House and other structures on RamRe House including:

		6.2.1.1.1	the cost of demolition shoring up and site clearance;

		6.2.1.1.2	all architects’ surveyors’ and other professional fees and incidental expenses in connection with reinstatement;

	6.2.1.2	third part and public liability insurance;

	6.2.1.3	insurance against such other risks as the Landlord may deem necessary from time to time;

6.2.2	The Landlord may but shall not be obliged to insure against loss of Rent.

6.2.3	The Landlord shall not be obliged to insure under sub-clause 6.2.1 if and to the extent that:

	6.2.3.1	insurance is not available in the Bermuda insurance market; or

	6.2.3.2	any excess exclusion or limitation imposed by the relevant Insurers applies; or

	6.2.3.3	the Insurance Policies have become void or voidable by reason of any act neglect or default of the Tenant or any subtenant or any predecessor in title of either of them or any employee servant agent licensee or invitee of any of them.

6.3	REINSTATEMENT

6.3.1	In the event that RamRe House shall be damaged or destroyed by the Insured Risks then the Landlord shall use all reasonable endeavours to reinstate and make good RamRe House and the Demised Premises as soon as is practicable after such damage or destruction (subject only to receiving from the Tenant any monies payable by virtue of Sub-Clause 5.7.3).

6.3.2	The Building need not be reinstated to the same state, appearance or layout as before, but following any reinstatement the Demised Premises shall enjoy substantially the same rights, standards, quality and amenities as before.

6.4	SUSPENSION OF RENT AND EARLY TERMINATION

6.4.1	In the event of the Demised Premises (or any part thereof) at any time during the Term being damaged or destroyed by the insured risks or any of them so as to be unfit for occupation and use by the Tenant and if the Landlord's policy or policies of insurance shall not have been rendered void or voidable or payment of the policy monies refused in whole or in part by reason of any neglect misconduct or default of the Tenant or if the Demised Premises become unfit for occupation and use because any of the services to be provided by the Landlord under Sub-clause 6.6 are not provided for any period in excess of thirty (30) consecutive days then the rent hereby reserved (or a fair proportion thereof according to the nature and extent of the damage sustained) shall be suspended until the Demised Premises shall again be rendered fit for occupation and use. In every case where the Landlord seeks legal advice, the costs of which may be payable by the Tenant, the decision to seek such advice should be reasonable and necessary, and the attorneys fees should be reasonable and revisable by the Bar Council; any costs of the Landlord which may be payable by the Tenant under this Lease are to be reasonable and any provisions of this Lease which attempts to obviate the Landlord’s duty to mitigate its loss or avoid the jurisdiction of the Courts of Bermuda are void.

6.4.2	If the Demised Premises or any part thereof shall be unfit for use and occupation for in excess of ninety (90) consecutive days during the Term then either the Landlord or the Tenant shall have the right to terminate this Lease on not less than one month’s written notice to the other served at any time after that date whereupon the Lease shall forthwith determine but the Termination shall be without prejudice to any right of action of either party in respect of any previous breach of the terms of this Lease by the other or to any obligation of the Tenant under Sub-clause 5.7 (and any sums payable under this Sub-clause shall be paid on Termination if they have not already become payable) and all monies payable under the insurance policies or by the Tenant under Sub-clause 5.7 shall be paid to and belong to the Landlord absolutely.

6.5	INDEMNITY

To be responsible for and to indemnify the Tenant against the cost of all damage occasioned to the Demised Premises or any other part of RamRe House and against all actions costs claims demands and liability whatsoever in respect of injury or damage to personal property or injury to persons due to or arising from the act neglect or default of the Landlord or any servants agents licensees or invitees of the Landlord.

6.6	MAINTENANCE AND OTHER OBLIGATIONS

That subject to the payment of Rent and other payments hereinbefore reserved on the dates and in the manner hereinbefore provided and to the observance and performance of the covenants and stipulations herein contained and on the part of the Tenant to be observed and performed the Landlord will carry out and perform or arrange for the carrying out and performance of the several matters and things set forth in the Third Schedule hereto as it shall from time to time reasonably consider appropriate (as well as its other obligations provided for elsewhere in this Lease) and will defray the reasonably and properly incurred costs and expenses thereof PROVIDED ALWAYS and without prejudice to the generality of the foregoing it is hereby expressly agreed that:

6.6.1	The Landlord may appoint and remunerate a managing agent who by the terms of its contract shall be responsible to the Landlord for carrying out and performing the several matters and things set forth in the Third Schedule hereto and for arranging for the defraying of the costs and expenses thereof

6.6.2	The Landlord shall not be obliged to provide the maintenance and other obligations contained in the Third Schedule where:

	6.6.2.1	it is prevented from so doing by circumstances beyond its reasonable control including without limitation breakdown damage the need for inspection or repair shortage of fuel equipment or materials and inclement weather; or

	6.6.2.2	the service cannot reasonably be provided as a result of works of alteration, inspection or repair or any other works being carried out at RamRe House; or

	6.6.2.3	the Basic Rent or any element or part thereof is in arrears beyond any applicable grace period but in the circumstances set out in Sub-clauses 6.6.2.1 and 6.6.2.2 the Landlord shall restore the service as soon as reasonably practicable.

6.7	ASSIGNMENT

The Landlord shall have the right to assign in whole or in part all its rights and obligations hereunder and in such event and upon completion of the assignment no further liability or obligation shall thereafter accrue against the Landlord hereunder for the part assigned, upon notice to the Tenant of such assignment. Upon request by the Landlord the Tenant agrees to execute a certificate certifying such facts (if true) as the Landlord may reasonably require in connection with any such assignment by the Landlord.

6.8	SECURITY CARDS

To facilitate the Tenant’s ingress and egress into the Demised Premises and into RamRe House during Restricted Hours, the Landlord shall at its expense provide the Tenant and employees of the Tenant with Security Cards provided that the Tenant shall reimburse the Landlord for the reasonable cost of any new, additional, lost, damaged and/or replacement Security Cards which shall be returned upon Termination (all lost Security Cards to be reported immediately to the Landlord). A minimum of twenty four (24) hours notice to be given to the Landlord for the request of any new, additional, and/or replacement Security Cards.

6.9	RIGHTS OF FIRST REFUSAL

6.9.1	The Landlord hereby agrees with the Tenant that if at any time during the term of this Lease the adjoining premises on the 2nd , 1st and basement floors in RamRe House become available for rent the Landlord will give to the Tenant the right of first refusal in preference to the rights of all other Tenants of RamRe House to occupy such space.

6.9.2	Such space shall be made available for the residue of the term of this Lease then subsisting but otherwise upon the same terms as this lease (as far as applicable) save as to rent which shall be granted at an open market rent PROVIDED THAT if within thirty (30) days of the Landlord having given written notice to the Tenant that the adjoining premises have become available as aforesaid the Tenant shall not have accepted such offer in writing and entered into a lease of the same then the Landlord shall be free to market the said adjoining premises in any manner it chooses without making any further reference to the Tenant.

7.	DEFAULT BY THE TENANT

7.1	Without prejudice to any other rights of the Landlord the occurrence of any of the following events and the expiration of any grace periods hereafter described shall constitute an Event of Default under this Lease on the part of the Tenant:

7.1.1	the Tenant shall fail to pay any sums to be paid by the Tenant under this Lease and such failure shall continue for ten (10) Business Days after the date such payment is due;

7.1.2	the Tenant shall assign its interest in this Lease or sublease the Demised Premises except as permitted in this Lease;

7.1.3	a breach shall be made in the performance of any of the other covenants or conditions that the Tenant is required to observe and to perform (other than those referred to in Sub-clauses 7.1.1 and 7.1.2 above) and such breach shall continue for thirty (30) days after written notice from the Landlord of such breach unless (with respect to any default which cannot be cured within thirty (30) days due to causes beyond the Tenant’s reasonable control) the Tenant in good faith after receiving such written notice shall have commenced and thereafter shall continue diligently to perform all action necessary to cure such default);

7.1.4	the Tenant shall vacate or abandon the Demised Premises or any part thereof for a period of more than sixty (60) consecutive days;

7.1.5	the Tenant shall become insolvent or bankrupt or have a receiving order in bankruptcy made against it or enter into any composition with its creditors;

7.1.6	the Tenant or any assignee or subtenant of the Tenant being an incorporated company shall enter into liquidation whether voluntary or compulsory (except by way of reconstruction or amalgamation) or an encumbrance takes possession or exercises any power of sale or a receiver is appointed of the whole or any part of the undertaking property assets or revenues of such company or such company ceases carrying on its business in the normal course;

7.2	upon the occurrence of an Event of Default then or at any time thereafter while such Event of Default continues the Landlord at the Landlord’s option may have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

7.2.1	the Landlord with or without terminating this Lease may immediately or at any time thereafter re-enter the Demised Premises and correct or repair any condition that shall constitute a failure on the Tenant’s part to keep observe perform satisfy or abide by any term condition covenant agreement or obligation of this Lease and the Tenant shall fully reimburse and compensate the Landlord on demand for the reasonable costs including attorney’s fees incurred by the Landlord in doing so;

7.2.2	the Landlord may terminate this Lease by giving the Tenant fourteen (14) days written notice of such termination and forthwith repossess the Demised Premises and remove all persons or property therefrom and be entitled to recover forthwith as damages a sum of money equal to the total of :

	7.2.2.1.	the cost of recovering the Demised Premises (including without limitation attorneys’ fees and cost of suit); any costs of the Landlord which may be payable by the Tenant under this lease are to be reasonable and any provision of the Lease which attempts to obviate the Landlord’s duty to mitigate its loss or avoid the jurisdiction of the Courts of Bermuda are void.

	7.2.2.2	the cost as reasonably estimated by the Landlord of any alterations of or repairs to the Demised Premises that are necessary or proper to prepare the same for reletting including marketing costs;

	7.2.2.3	the unpaid Basic Rent owed at the time of the termination plus interest thereon from the due date at the Interest Rate;

	7.2.2.4	the present value of the balance of the Basic Rent for a period of not more than six (6) calendar months remaining on the Term; and the remainder of the Term using a discount rate equal to the prevailing Interest Rate; and

	7.2.2.5	any other sum of money and damages owed by the Tenant to the Landlord;

7.2.3	without terminating this Lease and without being liable for any claim for trespass or damages enter upon and take possession of the Demised Premises and expel or remove the Tenant or anyone occupying the Demised Premises. The Landlord may relet all or any portion of the Demised Premises for the remainder of the Term upon such terms and conditions and at such rental rate as the Landlord sees fit in its sole discretion (which may include concessions and improvements to the Demised Premises). In such event the Tenant shall pay to the Landlord monthly the amount of Rent less the Landlord’s net rental income from the Demised Premises after deducting all of the Landlord’s costs of obtaining possession including renovating, repairing, and altering the Demised Premises for a new tenant or tenants cost of reletting the Demised Premises advertising costs, real estate commissions, and attorneys’ fees. Neither re-entry nor the taking of possession of the Demised Premises by the Landlord nor notice to pay or quit the Demised Premises given to the Tenant pursuant to the statutes of Bermuda as now or hereafter enacted shall be construed as an election of the Landlord to terminate this Lease unless a written notice of such intention is given to the Tenant or unless the termination thereof occurs by decree of a court of competent jurisdiction.

7.2.4	Exercise by the Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Demised Premises by the Tenant whether by agreement or operation of law it being understood that such surrender can be effected only by the written consent by the Landlord. After an Event of Default the Tenant hereby waives all claims for damages by reason of such re-entry repossession alteration of locks or other security devices and all claims for damages by reason of any forcible entry and detainer proceedings or other legal process;

7.2.5	the Landlord may but shall not be obligated to at any time and without notice cure any Event of Default and whenever the Landlord so elects all reasonable costs and expenses paid by the Landlord in curing such Event of Default including attorneys’ fees and expenses so incurred shall be paid by the Tenant to the Landlord upon demand

8.	OPTION TO RENEW

8.1	The Tenant may request the grant of a new lease ( “the New Lease”) following the expiration of the Term by serving on the Landlord notice in writing not less than three (3) calendar months before the expiration of the Term (as to which time shall be of the essence).

8.2	The Landlord will on written request of the Tenant made not later than six (6) calendar months before the expiration of the Term and if there shall not at the time of such request be any request be any existing breach or non-observance of any of the obligations on the part of the Tenant herein contained grant to it a new lease of the Demised Premises for a further period of two (2) years from the expiration of the Term (at an annual rent to be determined as provided in Clause 8.3 below)but otherwise containing the like agreements and conditions as are herein contained SAVE AND EXCEPT this Option to Renew.

8.3	The Rent for the new Lease shall be the last year of the Term, plus the percentage increase in the Consumer Price Index (CPI) for Bermuda (or any index amending or replacing same) (“the index”) in respect of the proceeding two (2) year period prior to the expiration of the Term (“the New Lease Basic Rent”) such rate of increase shall be calculated in accordance with the following formula:

A-B    X      100
B

A = Index for month of January 2009
B = Index for month of January 2007
And the New Lease Basic Rent shall be payable with effect from the commencement of the New Lease which shall contain the same covenants and conditions as reserved and contained in this Lease for this present clause providing for renewal.

8.4	If it becomes impossible by reason of any change after today’s date in the methods used to compile the Index or for any other reason whatever to calculate the New Basic Rent for the purposes of Clause 8.3 above by reference to the Index of if any dispute or question whatever arise between the parties to the amount of the New Basic Rent or New Maintenance Service Charges or the construction or effect of this paragraph the Termination of the New Basic Rent matter in dispute shall be referred to mediation or arbitration as provided in clause 18.

8.5	The New Lease shall only be granted by the Landlord if:

	8.5.1	notice has been served strictly in accordance with Clause 8.1;

	8.5.2	the Tenant is not in breach of its covenants in this Lease;

	8.5.3	the Tenant has paid to the Landlord the Landlord’s costs in connection with the grant of the New Lease including any stamp duty thereon;

	8.5.4	the Landlord’s business does not include the need for the demised premises.

8.6	Should the Tenant fail to provide the requisite notice the Landlord shall have the right to market the Demised Premises. Under such conditions the Tenant hereby consents to allow the Landlord upon at least one (1) day’s prior notice and at a time acceptable to both parties to show the Demised Premises to prospective tenants.

9.	NOTICES CONSENTS ETC.

Any notice under this Lease shall be in writing. Any notice to the Tenant shall be sufficiently served if sent to the Tenant at the Demised Premises by registered post or facsimile transmission and any notice sent to the Landlord shall be sufficiently served if delivered at or sent by post or facsimile transmission to the registered office of the Landlord or the Landlord agent. Any notice sent by post shall be deemed to be given three (3) Business Days after the date on which it was posted; any notice sent by facsimile shall be deemed to have been given on the Business Day it was sent (or next Business Day if not sent on a Business Day), provided that confirmation of the transmission has been received.

10.	NO WARRANTY

Nothing in this Lease shall imply or warrant that the Demised Premises may lawfully be used for the use permitted by this Lease and the Tenant acknowledges and admits that no such representation or warranty has ever been made by or on behalf of the Landlord.

11.	NO LIABILITY

The Landlord shall incur no liability to the Tenant or any subtenant or any predecessor in title of either of them by reason of any approval given to or inspection made of any drawings, plans, specifications or works prepared or carried out by or on behalf of any such party nor should any such approval or inspection in any way relieve the Tenant from its obligations under this Lease.

12.	SERVICES

The Landlord may add to vary or discontinue any of the services provided by way of maintenance and other obligations in respect of RamRe House contained in the Third Schedule of this Lease where the Landlord considers it appropriate to do so having regard to the principles of good building management.

13.	SECURITY DEPOSIT

Intentionally deleted due to the fact there is no Security Deposit required.

14.	HOLDOVER

The Tenant shall vacate the Demised Premises upon Termination without notice. In the event the Tenant shall remain in occupation of the Demised Premises following Termination without exercising any option to renew the Term or entering into a New Lease of the Demised Premises (“the Holdover Period”) then it shall do so as a tenant at will and it shall pay Rent during the Holdover Period at 150% of the Rent obligated to be paid for during the month immediately prior to the Termination of the Lease. In the event the holdover continues for a period of sixty (60) days if the Landlord so elects it may serve the Tenant with a one (1)

month notice to quit at any time thereafter and the Tenant agrees to vacate the Demised Premises on or before conclusion of the one (1) month period.

15.	WAIVER OF SUBROGATION

Anything in this Lease to the contrary notwithstanding the Landlord and the Tenant each hereby waives any and all rights of recovery, claim, action or cause- of-action against the other its agents (including partners both general and limited), officers, directors, shareholders, customers, invitees or employees for any loss or damage that may occur to the Demised Premises or any improvements thereto or RamRe House of which the Demised Premises are a part or any improvements thereon or any personal priority of such party therein by reason of fire the elements or any other cause which is or is required to be insured against under the insurance policies referred to in this Lease regardless of the cause or origin including negligence of the other party hereto its agents partners officers directors shareholders customers invitees or employees and covenants that no insurer shall hold any right of subrogation against such other party.

16.	BROKER

Neither the Landlord nor the Tenant has used a real estate broker in connection with this Lease.

17.	GOVERNING LAW

This Lease and the rights and obligations of the parties hereto to the extent that they are not specified herein shall be construed and enforced in accordance with the laws of Bermuda.

18.	MEDIATION AND ARBITRATION

18.1	Any dispute or controversy arising out of or in connection with this Lease shall be referred to mediation and the parties hereto agree first to try in good faith to settle by mediation before resorting to arbitration.

18.2	The mediator shall be appointed by agreement between the parties or in, default of agreement, determined by the President for the time being of the Chamber of Commerce and the appointed mediator shall determine the procedure.

18.3	If any dispute or question arising out of or in connection with the agreement not resolved in the mediation profess between the parties hereto’ the matter in difference shall be submitted to one arbitrator, one to be appointed by each party or appointed by the President for the time being of the Chamber of Commerce appointed to such dispute within thirty (30) days of notification of the decision being taken to refer such matter in dispute to arbitration and such submission shall be considered a reference to arbitration within the meaning of The Arbitration Act, 1986 or any Act for the time being in force or amending or replacing the said Act and the decision of such arbitrators shall be final and binding on the parties hereto.

THE FIRST SCHEDULE
(The Tenant’s Easements Rights and Privileges)

1.	The full and free right of passage and running of water and soil in and through the sewers drains and channels upon through or under any adjoining premises and the free and uninterrupted use of all electric and telephone cables and wires and other rights necessary for the enjoyment of the Demised Premises at all times. The Tenant warrants that its utility demands shall be those of a normal office user.

2.	The right for the Tenant and persons authorized by the Tenant at all times to the use in common with the Landlord and all others so authorized by the Landlord of the entrance lobbies hallways stairways passenger elevators vehicular ramps loading and unloading areas in RamRe House for the purposes only of ingress and egress to and from the Demised Premises at all times.

3.	The right for the Tenant and persons authorized by the Tenant to the use in common with the Landlord and all other persons entitled thereto the communal toilets if any and the water supplies thereto and the corridors and stairs leading from the Demised Premises to the communal toilets if any.

4.	Subject to complying with the Tenant’s covenants in that behalf contained in Sub- Clause 5.4 of this Lease the full and free right to Decorate the Demised Premises from time to time during the Term.

5.	The right for the Tenant and all persons duly authorised by the Tenant during the Restricted Hours to enter and exit the Building through the public Reid Street entrance specifically designated for the purpose or through any such other entrance as the Landlord may by notice to the Tenant and all other tenants and occupants of the Building otherwise direct.

6.	The right to air conditioning in the Demised Premises at all times during and outside the Restricted Hours provided that air conditioning shall be made available outside Normal Business Hours only where the Landlord has received prior request from the Tenant for the provision of such service. The Tenant shall pay upon presentation of the Landlord’s invoice for the said overtime air conditioning at the Landlord’s standard rate for such service.

7.	The right to electricity for the Tenant’s use in the Demised Premises at all times during and outside Normal Business Hours for use by the Tenant including but not limited to use by its computers and lighting. Such usage by the Tenant shall not exceed the normal office usage in a first class building in Bermuda.

8.	The right to utilize Landlord supplied furniture as detailed in the Fifth Schedule attached hereto for the sole use by the Tenant in the Demised Premises.

THE SECOND SCHEDULE
(Exceptions and Reservations)

There is excepted and reserved out of this Lease unto the Landlord and all others from time to time authorized by the Landlord:

1.	To carry out works to RamRe House or any part thereof and to use them as required by the Landlord.

2.	All air conditioning units and duct and pipe work connected therewith and the full and free passage and right of running of water and soil electric telephone and other pipes conduits wire and cables in through upon or under the Demised Premises and the right to enter upon the same in order to make connections with inspect maintain restore remove or replace such air conditioning units and other services. The Landlord warrants that all utilities are sufficient to provide ample service to the normal office user.

3.	The right for the Landlord and its surveyors or agents with or without workmen and others at all reasonable times on notice (except in case of emergency) to enter the Demised Premises for the purpose of carrying out the obligations of the Landlord hereunder which said rights of entry will conform to the requirements set out in this Lease.

4.	The right to place erect and retain on any roofs of the Building such plant machinery apparatus aerials and equipment (and housing for the same) as the Landlord may from time to time require for serving the Building or any part thereof or any adjoining or neighbouring property.

5.	The rights and liberties of entry upon the Demised Premises mentioned in the covenants by the Tenant contained in this Lease.

6.	The easements rights and privileges equivalent to those set forth in the First Schedule hereof.

7.	The right to request and receive payment for actual usage for Uninterrupted Power Supply during the Term at 0.30 per Kw/hr.

THE THIRD SCHEDULE
(The Landlord’s maintenance and other obligations in respect of RamRe House)

The management maintenance and repair of RamRe House and all the facilities thereof and the provision of all services in connection therewith necessary or advisable to maintain RamRe House as a first class building including (but without prejudice to the generality of the foregoing):

1.	Maintaining in good and substantial repair and condition the main walls windows (except if damage is caused by the Tenant’s negligence or misconduct) structure and roof of RamRe House.

2.	The repairing renewing painting glazing maintaining repainting of RamRe House namely the main structure including the foundations and footings the external walls the external wood and metalwork the joists the roofs the canopies; the interior parts of RamRe House (excluding the interior of the Demised Premises) the elevator system the air conditioning plant and equipment the communal toilets used in common by the Tenant and others the drains the hot and cold water cisterns and pipes the waste pipes the main electricity cables the ventilating apparatus and shafts; and the fire prevention apparatus and security systems serving the Demised Premises in common with the other parts of RamRe House;

3.	The cleaning of the exterior side of the windows and the cleansing and lighting of the concourse passages staircases landings communal toilets and other parts of RamRe House used in common by the Tenant with the Landlord and all other Tenants. However the Landlord shall not be responsible for the replacement of light bulbs in fixtures that are other than RamRe House standard and part of the Demised Premises

4.	The general cleaning of the Demised Premises and supply of normal toiletry supplies in the bathrooms.

5.	The insuring of RamRe House against the Insured Risks and other risks set out in Sub-clause 6.2 hereof;

6.	The provision of hot and cold water in the bathrooms;

7.	The provision of the towel services, the water heaters and toilet requisites in the communal toilets;

8.	Any expenses deemed necessary by the Landlord or incurred in connection with the removal of refuse or other utilities common to other occupants of RamRe House;

9.	The cost of the supply of electricity for all the machinery equipment and apparatus employed in servicing RamRe House and the cost of supplying water and sewage services to RamRe House;

10.	Paying all existing and future rates taxes and assessments payable by law in respect of RamRe House other than any Outgoings tax or other charges payable on the Demised Premises by the Tenant under the provisions of Sub-clauses 5.2, 5.3, 6.2 and 6.3 hereof; any tax or charges not directly related to the Demised Premises or any tax or charges that may be imposed or charged upon the income of the Landlord.

11.	The cost of employing staff or a Managing Agent for the performance of the duties and services before-mentioned and for the security of RamRe House and all other incidental expenditures in relation to such employment including but not limited to the payment of the statutory and such other insurance health welfare pension and other payments contributions and premiums that the Landlord may in its discretion deem desirable or necessary the provision of uniforms working clothes tools appliances cleaning and other materials bins receptacles and other equipment for proper performance of their duties and all costs and expenses incurred in providing suitable accommodation within RamRe House.

12.	The provision of an uninterrupted power supply to the Demised Premises so as to provide a supply of “clean power” for use in connection with the Tenants computer systems at a constant level.

13.	The provision of air conditioning to the Demised Premises.

THE FOURTH SCHEDULE (Restrictions on the Tenant)

1.	Not to throw or permit to be thrown anything whether of a liquid or solid nature from any part of the Demised Premises.

2.	Not to keep any animals on the Demised Premises other than seeing eye dogs if necessary.

3.	Not to hang articles of any description from the exterior of any part of the Demised Premises or any other part of RamRe House.

4.	Not to keep any plants on the exterior windowsills or place thereon any ornaments or other things that might impair alter or mar the uniformity or appearance of RamRe House without the prior consent of the Landlord such consent not to be unreasonably withheld or delayed.

5.	Not to encumber or interfere with the access to or egress from or place or leave rubbish upon any parts of RamRe House used in common with other tenants other than such part thereof as is specifically reserved for such purpose.

6.	Not to affix a radio television aerial TV. or satellite dish to the exterior of the Demised Premises or to any other part of RamRe House without the prior written permission of the Landlord.

7.	Not to make or allow any person to make any undue noise in or about the Demised Premises or any part of RamRe House.

8.	Not to use water closets and other water apparatus for any purposed other than those for which they were constructed.

9.	Not to permit any water or liquid to soak through the floors of the Demised Premises and in the event of such happening to immediately rectify and make good all damage and injury to RamRe House or the part or parts thereof so affected.

10.	To use all water on the Demised Premises sparingly and not have water running unnecessarily for any length of time.

11.	To observe all such other reasonable rules and regulations from time to time either in addition to or by way of substitution for these rules and regulations of any of them as the Landlord may deem needful for the safety care and cleanliness of RamRe House or for securing the comfort or convenience of the tenants of RamRe House generally.

12.	To deposit all refuse from the Demised Premises in the refuse area and at the times as directed by the Landlord and not to deposit or dispose of such refuse in any other manner.

IN WITNESS WHEREOF the Landlord and Tenant have caused their respective Common Seals to be affixed to these presents and to a duplicate original hereof the day and year first above written

The Common Seal of FIELD REAL	)
ESTATE (HOLDINGS) LIMITED	) /s/ R.J. Field Director
Was hereto affixed in the presence of	)

/s/ R. O’Brien, Secretary

The Common Seal of RAM REINSURANCE	)
COMPANY LTD.	) /s/ Vernon M. Endo
Was hereto affixed by the direction and in	) Vernon M. Endo, President and CEO
The presence of the undersigned directors of	)
The Company	)
                          /s/ Victoria W. Guest
WITNESS
Victoria W. Guest

PRINT NAME
RAM Reinsurance Company Ltd.
46 Reid Street, Pembroke HM 12

ADDRESS